Exhibit 10.2

TECHNOLOGY LICENSE
AND
DISTRIBUTION AGREEMENT

            This Technology License and Distribution Agreement (the “Agreement”) is entered into this 31 day of October, 1995 (the “Effective Date”) between Sun Microsystems, Inc., acting by and through its Java Products Group (“SUN”) with its principal place of business at 2550 Garcia Avenue, Mountain View, California 94043 and Borland International, Inc. a Delaware corporation with its principal place of business at 100 Borland Way, Scotts Valley, California 95066-3249 (“Licensee”).

RECITALS

            WHEREAS SUN wishes to license its JAVA™ programming language and HOTJAVA™ Browser and related technology, while maintaining compatibility among JAVA language based products; and

WHEREAS SUN wishes to protect and promote certain trademarks used in connection with JAVA technology; and

WHEREAS Licensee wishes to develop and distribute products based upon Sun's JAVA technology;

NOW THEREFORE, Sun and Licensee enter into this Technology Licensing and Distribution Agreement (“TLDA”) on the following terms.

1.0	DEFINITIONS

            1.1       “Applet Application Programming Interface or AAPI” means the public application programming interface to the Technology, including all public class libraries and interfaces.

            1.2       “Applet” means a Java application which runs on the AAPI.

            1.3       “Applet Classes” means the Java classes listed in Exhibit A.

            1.4       “Documentation” means users’ manuals and programmers’ and system guides which SUN provides for use with the Technology and which are more particularly identified in Exhibit A.

            1.5       “Derivative Work(s)” means: (i) for material subject to copyright or mask work right protection, any work which is based upon one or more pre-existing works of the Technology, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted, (ii) for patentable or patented materials, any adaptation, subset, addition, improvement or combination of the Technology, and (iii) for material subject to trade secret protection, any new material, information or data relating to and derived from the Technology, including new material which may be protectable by copyright, patent or other proprietary rights, and, with respect to each of the above, the preparation, use and/or distribution of which, in the absence of this Agreement or other authorization from the owner, would constitute infringement under applicable law. Derivative Works specifically excludes Product(s), Value Added Open Packages, Licensee Software, and Licensee-implemented modifications to (i) the Platform-Dependent Part of the Java Runtime Interpreter and (ii) the HotJava Browser.

            1.6       “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, all (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications, mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information; (iv) any right analogous to those set forth in this Section 1.6 and any other proprietary rights relating to intangible property (other than trademark, trade dress, or service mark rights); and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired.

            1.7       “Java Runtime Interpreter” means the program which implements the Java Virtual Machine, as specified in the Java Virtual Machine Specification. The Java Runtime Interpreter consists of the Shared Part and the Platform-Dependent Part.

            1.8       “Licensee Software” means any software developed by Licensee which is not a Derivative Work of the Technology and which is designed to run on Technology or any portions thereof.

            1.9       “Platform Dependent Part” means those source code files of the Technology which are not in a “share” directory or subdirectory thereof as provided by SUN and which must be compiled with the “share” files to produce the Java Runtime Interpreter.

            1.10      “Product(s)” means Licensee’s current and future product(s) which implement, integrate and/or embody, in whole or in part, the Technology and/or Licensee-developed Derivative Works thereof, and which are more particularly identified in Exhibit B. Licensee may amend Exhibit B to add Product(s) from time to time. “Product” must represent a significant functional and value enhancement to the Technology such that the primary reason for a customer to license such Product is other than the right to receive a license to the Technology. “Product” must operate in conjunction with the Technology and shall not include other technology which interprets Java bytecodes which replaces or substitutes for the Technology.

            1.11      “Shared Part” means those source code files of the Technology which are in any “share” directory or subdirectory thereof as provided by SUN which must be compiled with the Platform Dependent Part to produce the Java Runtime Interpreter.

            1.12      “Source Code” means the human readable version, in whole or in part, of the Technology supplied to Licensee and any corresponding comments and annotations.

            1.13      “Technology” means the Java Runtime Interpreter, Java Compiler, HotJava Browser, and the Applet Classes developed by SUN, as more particularly identified in Exhibit A, and Upgrades thereto.

            1.14      “Trademarks” means all names, logos, designs, characters, and other designations or brands used by SUN in connection with the Technology.

            1.15      “Upgrades” means any bug fixes, modifications, variations, enhancements, or revisions of the Technology for the platforms specified in Exhibit C which SUN generally licenses as part of the Technology. The term “Upgrades” does not include ports of the Technology to additional platforms.

            1.16      “Value Added Open Packages” means additional Java classes developed by Licensee which represent extensions to the AAPI, and which are made available to third parties in either source or binary form to use in the development of additional Java-based software.

            1.17      “HotJava Browser” means the Java classes more particularly identified as “Technology: HotJava Browser” in Exhibit A.

            1.18      “Java Compiler” means the Java programs more particularly identified as “Technology: Compiler” in Exhibit A.

2.0	LICENSE GRANTS

            2.1       Source Code License

a.    Subject to the terms and conditions contained in this Agreement and subject to payment to SUN of the applicable license fees specified in Exhibit C, SUN hereby grants to Licensee, and Licensee hereby accepts, under the Intellectual Property Rights of SUN, a worldwide, non-exclusive, non-transferable license, without the right to sublicense (except as specified in Sections 2.1b (iii) and 2.2 (b) below), to access, use, modify, reproduce and view the

Technology in Source Code form, solely for the purpose(s) of porting, developing, compiling to binary form and supporting Product(s), Licensee Software, Value Added Open Packages, and Licensee-implemented modifications to the Platform Dependent Part. Licensee shall have no right to modify the interface or the functional behavior of the Java Runtime Interpreter or the Applet Classes and explicitly shall not have the right to modify or create a subset of the AAPI.

Except as specified in Section 2.1b (iii), Licensee shall have no right to distribute the Source Code of the Technology or of Derivative Works, whether alone or as incorporated with Product(s), Licensee Software, Value Added Open Packages, Licensee-implemented modifications to the Platform Dependent Part, or Upgrades.

b. Porting.

        (i) Licensee may port the Platform Dependent Part to platforms other than those specified in Exhibit C. Licensee may use the Source Code of the Shared Part of the Java Runtime Interpreter to develop Products, *****, and Licensee-implemented modifications to the Platform Dependent Part, but if it uses such Source Code, it must use all of it without modification.

        (ii) SUN will work with Licensee to identify any changes which are necessary to the Shared Part of the Technology to allow porting, optimization, or other platform-specific modifications thereto in accordance with the procedure specified below:

        Licensee may at any time during the term of this Agreement provide SUN with a detailed written request that a specifically identified portion of the Shared Part of the Technology be modified, including the reason(s) for such proposed modification and support for their belief that compatibility will not be compromised by such modification. SUN will respond to Licensee’s request *****, indicating whether, in SUN’s sole discretion, the portion of the Shared Part that is the subject of Licensee’s request will be moved into the Platform Dependent Part of the Technology. If SUN informs Licensee that such portions will be moved from the Shared Part, Licensee may make such modifications, subject to its obligation to maintain compatibility hereunder.

        If SUN determines that such portions may not be moved from the Shared Part, SUN may offer to make the modifications to the Shared Part in a timely fashion, or authorize Licensee to make such modifications. If Licensee makes such modifications, the changes can be made only for the purpose and platform specified, and only as long as compatibility with the Virtual Machine specification and with then-current test suites (or a new test suite created expressly for such modifications) is maintained. Any additional test suites which may be provided by SUN shall not count against the limitation of four (4) test suites per year specified in Section 2.4. The changes shall be considered Derivative Works, and SUN shall have no obligation to incorporate such changes into any future releases of the Technology.

        (iii) Licensee may sublicense and deliver a copy of the Source Code of the Technology to third parties only in association with the delivery and sublicensing of Licensee Products, and solely for the purpose of enabling such third party to port or localize Products for Licensee. Any such sublicense shall be made subject to terms and conditions relating to ownership, use, and confidentiality of the Technology substantially similar to those contained herein.

        (iv) Licensee may localize the Technology to support distribution of Licensee's First Customer Shipment (“FCS”) versions of the Product(s). Licensee's modifications for the purpose of localization shall be considered Derivative Works. The parties understand that SUN intends to support localization in the Technology, and Licensee agrees to follow SUN’s standard localization strategy.

c.     Bug Fixes. Licensee will inform SUN promptly, and no later than it informs any third party, of any bugs in and bug fixes for the Technology, and Licensee will make such bug fixes available to SUN free of all restrictions promptly as they are identified.

*****	Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

            2.2       Binary Code License.

a.     SUN hereby grants and Licensee hereby accepts a non-exclusive, worldwide, fully paid up license to use an unlimited number of copies of the Technology in binary form, for Licensee’s internal use during the term of this Agreement.

b.     Worldwide Distribution. Licensee may distribute the Product(s), Licensee Software, Value Added Open Packages, Licensee-implemented modifications to the Platform Dependent Part, Upgrades and associated Documentation provided to Licensee by SUN in binary form worldwide and may use such distribution channels as Licensee deems appropriate, including distributors, ISVs, resellers, dealers and sales representatives (collectively, “Distributors”), provided, however, that such Distributors shall not modify the Technology or any portions thereof.

            2.3       Documentation.

a.     SUN hereby grants to Licensee, and Licensee hereby accepts, under SUN’s Intellectual Property Rights, a non-exclusive, non-transferable license (i) to use and distribute the unmodified Documentation, (ii) to use and modify the Documentation to create technically accurate unaltered subsets of the documentation which shall include all the relevant SUN copyrights, notices, and marks, (iii) to translate the Documentation into other languages for use and distribution with non-U.S. versions of Product(s), and (iv) to distribute such modified and/or translated Documentation. Licensee may also use a pointer to the SUN Documentation on the Internet in connection with distribution of the Product(s).

            2.4       Compatibility

a. Java Compatibility

        (i) Initially, the AAPI shall be that which is reflected in the Technology as identified in Exhibit A, by the bytecode specification in the Documentation entitled “Java Virtual Machine Specification” and by the Java language specification in the Documentation entitled “Java Language Specification.” Subsequently, the AAPI may be modified by SUN and SUN will give Licensee written notice thereof.

        (ii) From time to time, SUN shall supply Licensee with test suites at no cost for validating that the portion of Licensee’s Product which interprets Java bytecodes complies with the then-current specification of the AAPI as defined by SUN as of the date of that test suite (“Java Test Suite”). Without the consent of Licensee, which consent shall not be unreasonably delayed or denied, SUN shall not supply more than four (4) versions of such Java Test Suites in any one (1) calendar year. SUN shall use reasonable efforts to review any changes to such Java Test Suites as much in advance as possible with Licensee, but failure of SUN to do so shall not constitute a breach of this Agreement and shall not invalidate any such Java Test Suite supplied by SUN. Changes to Java Test Suites to correct errors shall not be counted against the limitation to four (4).

        (iii) Each revision of a Product released by Licensee must pass the Java Test Suite that was current one hundred twenty (120) days before First Customer Shipment of such Product. Licensee shall not release or distribute to any third party the portion of Licensee’s Product that interprets Java bytecodes, which does not successfully pass such Java Test Suite. If Licensee provides SUN with a copy of an existing publicly-available Applet which Licensee in good faith believes cannot be made to operate using best engineering efforts under any Java Runtime Interpreter which successfully passes the Java Test Suite, then Licensee shall be released from compatibility with the minimum portion of the Java Test Suite necessary to cause that application to be able to operate until such time as SUN provides to Licensee a corrected or new Java Test Suite, and a demonstration and technical description adequate for implementation of a system which both runs the application and such Java Test Suite.

(iv) Licensee shall promptly announce and use best efforts to ship Product(s) based on Upgrades to the Technology (excluding solely HotJava-specific Upgrades) as delivered by

SUN during the term of this Agreement. Licensee shall use best efforts to correct any incompatibility with the AAPI, as determined by the applicable Java Test Suite, which arises from integrating such Upgrade, whether such incompatibility is detected before or after FCS of the affected Product(s).

        (v) Branding and Trademarks. Licensee shall use a logo specified by SUN that indicates compatibility with the Java Test Suites (the “Java Compatibility Logo”) in a trademark manner on all Licensee Product(s) distributed hereunder. The terms and conditions governing the parties’ agreement as to trademarks, logos, and branding shall be governed by the Trademark License entered into herewith, attached as Exhibit G hereto, and incorporated by reference herein.

b. HotJava Compatibility

        (i) The HotJava Browser code can only be used and/or shipped with Java implementations that are AAPI compliant, as tested by the then-current Java Test Suite from SUN, under the same rules as described in Sections 2.4(a).

        (ii) Any works derived from the HotJava Browser source which has the capability to browse the World Wide Web must support execution of AAPI-compliant applications using the standard Applet tag as defined in Exhibit F.

        (iii) From time to time SUN shall supply Licensee with test suites at no cost for validating that software which is derived from the HotJava Browser is compatible with the then-current base implementation of the HotJava Browser as defined by SUN as of the date of that test suite (“HotJava Test Suite”). Without the consent of Licensee, which consent shall not be unreasonably delayed or denied, SUN shall not supply more than four (4) versions of such Test Suites in any one (1) calendar year. SUN shall use reasonable efforts to review any changes to such HotJava Test Suites as much in advance as possible with Licensee, but failure of SUN to do shall not constitute a breach of this Agreement and shall not invalidate any such HotJava Test Suite supplied by SUN. Changes to HotJava Test Suites to correct errors shall not be counted against the limitation to four (4).

        (iv) Licensee shall make reasonable commercial efforts to conform any work derived from the HotJava Browser to the HotJava Test Suite most recently supplied by SUN. Licensee shall be allowed to use the logo specified by SUN that indicates compatibility with the HotJava Test Suites (the “HotJava Compatibility Logo”) on derived work only if it passes such HotJava Test Suites and if Licensee commits its intent to conform to future such test suites. Licensee may create and distribute Product(s) derived from the HotJava Browser which do not pass the HotJava Test Suite, provided that the HotJava Compatibility Logo is not used in conjunction with such Product(s), and such Product(s) are Java Compatible as specified in Section 2.4(a).

c. Compiler Compatibility

        (i) Any Product(s) that performs compiling function must continue to compile the complete Java language as described in the Java Language Specification, and be able to generate fully-interpretable machine-independent bytecodes for the Java Virtual Machine.

        (ii) From time to time, SUN shall supply Licensee with test suites at no cost for validating that the portion of Licensee’s Product which interprets Java bytecodes complies with the then-current specification of the AAPI as defined by SUN as of the date of that test suite (“Java Language Test Suite”). Without the consent of Licensee, which consent shall not be unreasonably delayed or denied, SUN shall not supply more than four (4) versions of such Java Language Test Suites in any one (1) calendar year. SUN shall use reasonable efforts to review any changes to such Java Language Test Suites as much in advance as possible with Licensee, but failure of SUN to do so shall not constitute a breach of this Agreement and shall not invalidate any such Java Language Test Suite supplied by SUN. Changes to Java Language Test Suites to correct errors shall not be counted against the limitation to four (4).

        (iii) Licensee shall promptly announce and use best efforts to ship Product(s) based on Upgrades to the Technology as delivered by SUN during the term of this Agreement. Licensee shall use best efforts to correct any incompatibility with the AAPI, as determined by the applicable Java Language Test Suite, which arises from integrating such Upgrade, whether such incompatibility is detected before or after FCS of the affected Product(s).

            2.5.      Value Added Open Packages

        (i) Licensee shall deliver to SUN free of all restrictions the specification for the application programming interface for Value Added Open Package as early as is reasonably possible but in no event later than the date on which it first provides such specification or an implementation thereof to any third party. Included in such specification shall be an appropriate test suite sufficiently detailed to allow SUN and third parties to produce compatible implementations of the specification. Licensee shall use its reasonable commercial efforts to clarify and correct the specification or the test suite upon written request by SUN and failure to do so within sixty (60) days after such request shall constitute breach of this Agreement.

        (ii) Licensee shall notify SUN as soon as it has made any general disclosure (i.e., not subject to confidentiality obligations) of such specification, or first releases a Product implementing such specification, after which SUN shall have no obligation of confidentiality whatsoever with respect to such specification, and Licensee agrees that it will take no steps whatsoever to prevent SUN or any third party from creating implementations based on such specification, provided that such implementations do not violate Licensee’s patents, copyrights (except that Licensee agrees that it will not enforce copyright claims that relate to interface or compatibility) or trade secrets in the implementation of the Value Added Open Packages.

        (iii) Licensee shall confine the names of all Value Added Open Packages to names beginning with “COM.Licensee” or such other convention as SUN may reasonably require and shall not modify or extend the names of public class or interface declarations whose names begin with “java”, “COM.sun” or their equivalents in any subsequent naming convention. Licensee will make reasonable commercial efforts to ensure that other commercial software packages which it redistributes conform to this convention.

        (iv) Licensee hereby grants and SUN hereby accepts a non-exclusive, worldwide, fully-paid-up license to use an unlimited number of copies of the Value Added Open Packages, in binary form, for SUN’s internal use, such use including but not limited to demonstration rights. Licensee agrees to reasonably negotiate in good faith with SUN the terms of a commercial license for the source code of the Value Added Open Packages. The parties agree that the fees and other terms and conditions of this Agreement are a reasonable standard against which to judge such a license on a proportionate basis comparing the scope and complexity of the portion of the Value Added Open Package being licensed to the scope and complexity of the Technology.

            2.6       Ownership

a.     Ownership by SUN. SUN retains all right, title and interest in the Technology, including Derivative Works, Documentation, Upgrades, bug fixes, and Trademarks, and associated Intellectual Property Rights, but excluding Product(s), Value Added Open Packages, Licensee Software, and Licensee-implemented modifications to the Platform-Dependent Part of the Java Runtime Interpreter and modifications to the HotJava Browser, and associated Intellectual Property Rights (subject to SUN’s underlying rights in the Technology and associated Intellectual Property). Licensee agrees to execute (in recordable form where appropriate) any instruments and/or documents as SUN may reasonably request to verify and maintain SUN’s ownership rights, or to transfer any part of the same which may vest in Licensee for any reason. Licensee further agrees to promptly deliver to SUN any Derivative Works of the Technology created by Licensee pursuant to and during the term of this Agreement. SUN shall have no obligations of confidentiality to Licensee for such Derivative

Works, nor shall SUN be obligated to incorporate any such Derivative Works into the Technology.

b.     Ownership by Licensee. Licensee retains all right, title and interest in the Product(s), Value Added Open Packages, Licensee Software, and Licensee-implemented modifications to the Platform-Dependent Part of the Java Runtime Interpreter and modifications to the HotJava Browser, created by Licensee pursuant to and during the term of this Agreement, subject to SUN’s underlying rights in the Technology and associated Intellectual Property Rights identified in Section 2.6a. In the event that the parties desire to undertake joint development activities, the parties agree to negotiate and enter into a separate joint development agreement for such activities.

            2.7       Protection of SUN’s Rights. Licensee shall use, modify and practice the Technology and manufacture, market, distribute and sell Product(s), Value Added Open Packages, Licensee Software, and Licensee-implemented modifications to the Platform-Dependent Part of the Java Runtime Interpreter only in a manner consistent with the terms of this Agreement, and only in a manner reasonably designed not to jeopardize or prejudice SUN’s Intellectual Property Rights, including trademarks, trade dress and service marks, and other proprietary rights.

            2.8       No Right To Sublicense or Transfer. Except as specifically provided in Sections 2.1b(iii) and Section 2.2 above, Licensee shall have no right to sublicense or transfer any of the rights or licenses granted in this Agreement.

            2.9       No Other Grant. Each party agrees that this Agreement does not grant any right or license, under any Intellectual Property Rights of the other party, or otherwise, except as expressly provided in this Agreement, and no other right or license is to be implied by or inferred from any provision of this Agreement or by the conduct of the parties.

            2.10      Contractors. Licensee may retain third parties to furnish services to it in connection with its development and manufacture of Product(s); provided, however, that all such third parties who perform work in furtherance of such activities shall execute appropriate documents: (i) acknowledging their work-made-for-hire status, (ii) effecting assignments of all Intellectual Property Rights with respect to such work to Licensee or SUN, as appropriate, and (iii) undertaking obligations of confidentiality respecting such work. SUN may, upon its request, review any such form documents and agreements proposed for use by Licensee prior to any such use of contractors for development or manufacture of the Product(s).

            2.11      Value Added Requirement. Licensee will distribute the Technology only as part of a Product and not on a stand-alone basis.

            2.12      Pre-Release. Licensee may release Product(s) based on the pre-FCS Technology licensed by SUN hereunder only for beta testing purposes.

            2.13      Early Access. SUN will provide Licensee with access to pre-release versions of the Technology at the same time as SUN makes such versions available to other early access licensees similarly situated. The Java Products Group intends to treat other SUN engineering groups in the same manner with respect to delivery of early access versions and Upgrades to the Technology.

3.0	SUPPORT AND UPGRADES

            3.1       During the Support Period (as defined below), SUN shall provide to Licensee under the terms and conditions of this Agreement, Upgrades for the platforms specified in Exhibit C when and if any such Upgrades are made available by SUN to any commercial licensee similarly situated.

            3.2       Subject to payment of the fee specified in Exhibit C (3. b), SUN shall assign, at Sun’s discretion, the equivalent of one (1) half-time engineer to be available via phone, electronic mail and/or scheduled appointment during regular business hours to support Licensee, from the Effective Date through the fifth (5th) anniversary of the SUN FCS Date (as defined below) (the “Support Period”). Licensee may designate a maximum of three (3) contacts to interface with the SUN support engineer.

            3.3       Upon the request of Licensee, SUN agrees to reasonably negotiate in good faith for additional support through a separate support agreement.

4.0	PAYMENT

            4.1       License Fees. In consideration of the rights granted Licensee in this Agreement, Licensee shall pay to SUN the fees and royalties set forth in Exhibit C. Payment of fees shall be made within thirty (30) days from the Effective Date of this Agreement, unless otherwise specified in Exhibit C. Payment of royalties shall be made quarterly, shall be due thirty (30) days following the end of the calendar quarter to which they relate and shall be submitted with a written statement certifying the number of Products sold and showing the calculation of royalties due. Licensee agrees that it shall be obligated to create and distribute FCS versions of the Product(s) identified in Exhibit B under this Agreement. The parties agree that the upfront source license fees specified in Exhibit C shall be waived by SUN in exchange for Licensee’s best efforts to distribute the FCS versions of the specific Product(s) listed in Exhibit B no later than March 31, 1996. If Licensee is late distributing such Product(s) by six (6) months, Licensee shall be required to pay the entire upfront fees to SUN, except if Licensee is unable to distribute, or distribution is delayed because Licensee is unable to create functional Product(s) due solely to SUN’s refusal to make changes to the Technology under Section 5.7.

            4.2       Support and Upgrade Fees Upon receipt of the FCS version of any of the platforms identified in Exhibit C (the “SUN FCS Date”), Licensee shall pay to SUN the Support and/or Upgrade Fee as specified in Exhibit C (3). Thereafter, within ninety (90) days prior to the anniversary of the SUN FCS Date, Licensee shall notify SUN which option it wishes to select for the upcoming year: (i) Upgrades-only as described in Exhibit C (3b); (ii) Upgrades and Support as described in Exhibit C (3); or (iii) any newly available support options which SUN may offer to licensees of the Technology, and shall pay the corresponding fees on or before the anniversary of the SUN FCS Date. The parties agree that the annual support fee specified in Exhibit C3 shall be waived during the term of this Agreement only to the extent Licensee provides equivalent levels of engineering support and expertise to SUN in the areas of Windows programming and OLE development.

            4.3       Taxes. All payments required by this Agreement shall be made in United States dollars, are exclusive of taxes, and Licensee agrees to bear and be responsible for the payment of all such taxes, including, but not limited to, all sales, use, rental receipt, personal property or other taxes and their equivalents which may be levied or assessed in connection with this Agreement (excluding only taxes based on Sun’s net income).

            4.4       Records. Licensee shall maintain account books and records consistent with Generally Accepted Accounting Principles appropriate to Licensee’s domicile, as may be in effect from time to time, sufficient to allow the correctness of the royalties required to be paid pursuant to this Agreement to be determined.

            4.5       Audit Rights. SUN shall have the right to audit such accounts upon reasonable prior notice. The right to audit may be exercised through an independent auditor of SUN’s choice (the “Auditor”). The Auditor shall be bound to keep confidential the details of the business affairs of Licensee and to limit disclosure of the results of any audit to only the sufficiency of the accounts and the amount, if any, of any additional payment or other payment adjustment that should be made. Such audits shall not occur more than once each year (unless discrepancies are discovered in excess of the five percent (5%) threshold set forth in Section 4.6, in which case two consecutive quarters per year may be audited). Except as set forth in Section 4.6 below, SUN shall bear all costs and expenses associated with the exercise of its rights to audit.

            4.6       Payment Errors. In the event that any errors in payments shall be determined, such errors shall be corrected by appropriate adjustment in payment for the quarterly period during which the error is discovered. In the event of an underpayment of more than five percent (5%) of the proper amount owed, upon such underpayment being properly determined by the Auditor, Licensee shall reimburse SUN the amount of said underpayment and the reasonable charges of the Auditor in performing the audit that identified said underpayment, and interest on the overdue amount at the maximum allowable interest rate from the date of accrual of such obligation.

5.0	ADDITIONAL AGREEMENT OF PARTIES

            5.1       Notice of Breach or Infringement. Each party shall notify the other immediately in writing when it becomes aware of any breach or violation of the terms of this Agreement, or when Licensee becomes aware of any potential or actual infringement by a third party of the Technology or SUN’s Intellectual Property Rights therein.

            5.2       Notices. Licensee shall not remove any copyright notices, trademark notices or other proprietary legends of SUN or its suppliers contained on or in the Technology or Documentation. Each unit of Product(s) containing the Technology distributed by Licensee shall include in Licensee’s documentation, or in other terms and conditions of sale, notices substantially similar to those contained on and in the Technology. Licensee or its Distributors shall require an end user license agreement for each unit of Product(s) shipped and Licensee shall provide SUN with a copy of such form agreement for review and approval. If Licensee or its Distributors use a package design or label for the Product(s), such package design or label shall include an acknowledgement of SUN as the source of the Technology and such other notices as specified in Exhibit G. In addition, Licensee shall comply with all reasonable requests by SUN to include SUN’s copyright and/or other proprietary rights notices on the Product(s), documentation or related materials, including but not limited to the notices and acknowledgements as specified in Exhibit G.

            5.3       Applet Tags. Applets in any hypertext markup language (HTML) or standard generalized markup language (SGML) -based browser which is shipped as a Product from Licensee shall use the Document Type Definition (“DTD”) as specified in Exhibit F.

            5.4       End User Support. Licensee is not authorized to make any representation or warranty on behalf of SUN to its end users or third parties. Licensee shall provide technical and maintenance support service for its distributors and end user customers in accordance with Licensee’s standard support practices. SUN shall not be responsible for providing any support to Licensee’s distributors or customers for the Technology or the Product(s).

            5.5       Marketing. Licensee will cooperate with SUN on mutually agreeable marketing activities relating to the Technology and also as specified in Exhibit D.

            5.6       Use of Licensee’s name. Licensee hereby authorizes SUN to use Licensee’s name in advertising, marketing, collateral, customer lists and customer success stories prepared by or on behalf of SUN for the Technology, provided that Licensee will have the right to approve the use of its name, such approval not to be unreasonably withheld or delayed.

            5.7       Quarterly Reviews. The parties agree to conduct quarterly reviews of the Technology by their respective engineering staffs for the purpose of providing feedback and suggestions for requirements and features in future releases of the Technology by SUN. In the event Licensee desires to propose changes or extensions to the AAPI of the Technology which are, in Licensee’s reasonable business judgement, necessary for successfully developing the Product(s) hereunder, such changes shall be submitted to SUN in writing at such reviews. SUN agrees to evaluate such changes and respond to Licensee within sixty (60) days with a decision. In the event Licensee wishes to escalate such decision, it shall do so within ten (10) days to the SUN and Licensee representatives specified below, provided, however, that the decision of SUN’s designated executive will be final.

6.0	LIMITED WARRANTY AND DISCLAIMER

            6.1       Limited Warranty. SUN represents and warrants that the media on which the Technology is recorded will be free from defects in materials and workmanship for a period of ninety (90) days after delivery. SUN’s sole liability with respect to breach of this warranty is to replace the defective media. Except as expressly provided in this Section 6.1, SUN licenses the Technology and Documentation to Licensee on an “AS IS” basis.

            6.2       Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE HEREBY DISCLAIMED.

            6.3       Limitation. The warranties set forth in this Article 6.0 are expressly subject to Section 9.0 (Limitation of Liability).

7.0	CONFIDENTIAL INFORMATION

            7.1       Confidential Information. For the purposes of this Agreement, “Confidential Information” means the Technology and that information which relates to (i) SUN hardware or software, (ii) Licensee hardware or software, (iii) the customer lists, business plans and related information of either party, and (iv) any other technical or business information of the parties, including the terms and conditions of this Agreement. In all cases, information which a party wishes to be treated as “Confidential Information” shall be marked as “confidential” or “proprietary” (or with words of similar import) in writing by the disclosing party on any tangible manifestation of the information transmitted in connection with the disclosure, or, if disclosed orally, designated as “confidential” or “proprietary” (or with words of similar import) at the time of disclosure. SUN has no obligation of confidentiality to Licensee with respect to Derivative Works and the specifications of the Value Added Open Packages.

            7.2       Preservation of Confidentiality. The parties agree that all disclosures of Confidential Information (as defined under Section 7.1 above) shall be governed by and treated in accordance with the terms of the Confidential Disclosure Agreement (the “CDA”) attached hereto as Exhibit E and incorporated herein by reference, modified as follows:

(a)	the definition of “Confidential Information” shall be as set forth in Section 7.1 above notwithstanding any definition set forth in the CDA;

(b)	the use of Confidential Information shall be limited to the scope of the licenses provided in this Agreement; and

(c)

the obligations of confidentiality expressed in the CDA shall extend three (3) years beyond termination of this Agreement, except with respect to Sun Source Code which shall be held confidential in perpetuity.

8.0	LIMITED INDEMNITY

            8.1       The parties acknowledge that the Technology is in pre-release form and that SUN shall not be liable for any defects or deficiencies in the Technology or in any Product, process or design created by, with or in connection with the Technology whether or not such defects and/or deficiencies are caused, in whole or in part, by defects or deficiencies in the design or implementation of the Technology. Upon FCS of the Technology by SUN, Sun will provide to Licensee a limited indemnity as described in Sections 8.2-8.5 below.

            8.2       SUN will defend, at its expense, any legal proceeding brought against Licensee, to the extent it is based on a claim that use of the FCS version of the Technology (“FCS Technology”) is a direct infringement of a Berne Convention copyright, and will pay all damages awarded by a court of competent jurisdiction attributable to such claim, provided that Licensee: (i) provides notice of the claim promptly to SUN; (ii) gives SUN sole control of the defense and settlement of the claim; (iii) provides to SUN, at SUN’s expense, all available information, assistance and authority to defend; and (iv) has not compromised or settled such proceeding without SUN’s prior written consent. In the event that Licensee receives any claim from a third party concerning the infringement of patents of such third party in connection with Licensee’s use of the Technology, SUN shall cooperate with Licensee in good faith in accordance with SUN’s reasonable business judgement, in the defense of such claim upon written request by Licensee.

            8.3       Should any FCS Technology or any portion thereof become, or in SUN’s opinion be likely to become, the subject of a claim of infringement for which indemnity is provided under Section 8.2, SUN shall, as Licensee’s sole and exclusive remedy, elect to: (i) obtain for Licensee the right to use such FCS Technology; (ii) replace or modify the FCS Technology so that it becomes non-infringing; or (iii) accept the return of the Technology and grant Licensee a refund of the License Fee, as depreciated on a five year straight-line basis.

            8.4       SUN shall have no liability for any infringement or claim which results from: (i) use of other than a current unaltered version of the FCS Technology, if such version was made available to

Licensee; (ii) use of the FCS Technology in combination with any non-Sun-provided equipment, software or data; or (iii) SUN’s compliance with designs or specifications of Licensee.

            8.5       THIS ARTICLE STATES THE ENTIRE LIABILITY OF SUN WITH RESPECT TO INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS BY THE TECHNOLOGY. SUN SHALL HAVE NO LIABILITY WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF LICENSEE OR ANY THIRD PARTY AS A RESULT OF USE, LICENSE, OR SALE OF TECHNOLOGY.

            8.6       Indemnity by Licensee. Licensee shall defend and indemnify SUN from any and all claims brought against SUN by third parties, and shall hold SUN harmless from all corresponding damages, liabilities, costs and expenses, (including reasonable attorneys’ fees) incurred by SUN arising out of or in connection with Licensee’s use, reproduction or distribution of the Technology or Product(s).

9.0	LIMITATION OF LIABILITY

            9.1       Limitation of SUN’s Liability. IN NO EVENT WILL SUN BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), NO MATTER WHAT THEORY OF LIABILITY, EVEN IF THE EXCLUSIVE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES. SUN’S TOTAL LIABILITY TO LICENSEE FOR DIRECT DAMAGES SHALL NOT EXCEED THE AMOUNT OF FEES PAID BY LICENSEE FOR THE TECHNOLOGY HEREUNDER. The provisions of this Section 9.0 allocate the risks under this Agreement between SUN and Licensee and SUN has relied upon the limitations set forth herein in determining whether to enter into this Agreement.

            9.2       Limitation of Licensee’s Liability. IN NO EVENT WILL LICENSEE BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), NO MATTER WHAT THEORY OF LIABILITY, EVEN IF LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OR PROBABILITY OF SUCH DAMAGES; PROVIDED THAT LICENSEE EXPRESSLY AGREES THAT SUCH LIMITATIONS SHALL NOT APPLY TO ITS OBLIGATIONS TO PROTECT SUN’S SOURCE CODE DISCLOSED UNDER SECTION 7.0, OR TO ITS OBLIGATIONS UNDER SECTIONS 2.1, 2.2, 2.3 2.5, 2.6, 2.8, 2.9, 2.11, 5.2, 9.3, OR 10.7 OF THIS AGREEMENT. The provisions of this Section 9.0 allocate the risks under this Agreement between SUN and Licensee and Licensee has relied upon the limitations set forth herein in determining whether to enter into this Agreement.

            9.3       High Risk Activities. The Technology is not fault-tolerant and is not designed, manufactured or intended for use or resale as on-line control equipment in hazardous environments requiring fail-safe performance, such as in the operation of nuclear facilities, aircraft navigation or communication systems, air traffic control, direct life support machines, or weapons systems, in which the failure of the Technology or Products could lead directly to death, personal injury, or severe physical or environmental damage (“High Risk Activities”). SUN specifically disclaims any express or implied warranty of fitness for High Risk Activities. Licensee will not knowingly use, distribute or resell the Technology or Products for High Risk Activities and will ensure that its customers and end-users of its Products are provided with a copy of the notice specified in the first sentence of this Section 9.3. In determining whether Licensee has “knowingly” provided Technology for High Risk Activities, Licensee shall not be required to exert greater efforts to ascertain a customer’s intended use that SUN itself does. SUN acknowledges that Licensee will use the Technology in software development tools and that the publishers of such tools do not generally have control over the applications developed with such tools.

10.0	TERM AND TERMINATION

            10.1      Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years, or until terminated as provided below. The Agreement may be renewed by

Licensee for successive one (1) year terms up to a maximum of five (5) years, provided Licensee is in full compliance with the then-current terms and conditions for Technology licensing. Termination is permitted either for breach of this Agreement, upon thirty (30) days written notice to the other party and an opportunity to cure within such thirty (30) day period, or upon any action for infringement of Intellectual Property Rights relating to the Technology by Licensee against SUN or any of SUN’s licensees of the Technology.

            10.2      Effect of Expiration. Upon expiration of this Agreement, SUN shall retain use, under the terms of this Agreement, of the Intellectual Property Rights received hereunder, and Licensee shall be authorized to: (i) distribute the then-current Product(s) containing the version of the Technology incorporated therein at the time of expiration, subejct to payment of royalties and (ii) continue using the Technology to support customers having copies of Product(s) distributed by Licensee prior to the expiration hereof. All other rights of Licensee shall terminate upon such expiration.

            10.3      Effect of Termination. In the event of termination of this Agreement by SUN in accordance with Section 10.1 above, Licensee shall promptly: (i) return to SUN all copies of the Technology and Derivative Works thereof in tangible or electronic form, Documentation, and Confidential Information (collectively “SUN Property”) (excluding Licensee Software, Value Added Open Packages, and Licensee-implemented modifications to the Platform Dependent Part) in Licensee’s possession or control; or (ii) permanently destroy or disable all copies of the SUN Property in Licensee’s possession or control, except as specifically permitted in writing by SUN; and (iii) provide SUN with a written statement certifying that Licensee has complied with the foregoing obligations.

            10.4      No Liability for Expiration or Lawful Termination. Neither party shall have the right to recover damages or to indemnification of any nature, whether by way of lost profits, expenditures for promotion, payment for goodwill or otherwise made in connection with the business contemplated by this Agreement, due to the expiration or permitted or lawful termination of this Agreement. EACH PARTY WAIVES AND RELEASES THE OTHER FROM ANY CLAIM TO COMPENSATION OR INDEMNITY FOR TERMINATION OF THE BUSINESS RELATIONSHIP UNLESS TERMINATION IS IN MATERIAL BREACH OF THIS AGREEMENT.

            10.5      No Waiver. The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of that provision. The rights of SUN under this Section 10.0 are in addition to any other rights and remedies permitted by law or under this Agreement.

            10.6      Survival. The parties’ rights and obligations under Sections 2.0, 3.0, 5.2, 6.0, 7.0, 8.0, 9.0,10.0, and 11.0 shall survive expiration or termination of this Agreement.

            10.7      Irreparable Harm. The parties acknowledge that breach of Sections 2.0, 5.2, 7, 9.3, or 11.6 may cause irreparable harm, the extent of which would be difficult to ascertain. Accordingly, they agree that, in addition to any other legal remedies to which a non-breaching party might be entitled, such party may seek immediate injunctive relief in the event of a breach of the provisions of such Articles.

            10.8      Cure. In the event of a breach of Section 2.4, Licensee shall have sixty (60) days from (i) receipt of notice from SUN, or (ii) Licensee knowledge of the release of an FCS version of an incompatible Product, in which to cure all incompatibilities known to exist in such Product. Licensee shall have an additional thirty (30) days to complete such sure in the event that substantial progress toward effecting cure has been accomplished in the original sixty (60) day cure period. For all other breaches of this Agreement which are by their nature curable, the breaching party shall have thirty (30) days from receipt of notice in which to cure all breaches identified in such notice.

11.0	MISCELLANEOUS

            11.1      Notices. All notices must be in writing and delivered either in person or by certified mail or registered mail, postage prepaid, return receipt requested, to the person(s) and address specified below. Such notice will be effective upon receipt.

SUN	Licensee

Sun Microsystems, Inc.	Borland International, Inc.
2550 Garcia Avenue MS 29-233	100 Borland Way
Mountain View, California 94043	Scotts Valley, California 95066-3249
Attn: Associate General Counsel	Attn: General Counsel

            11.2      Partial Invalidity. If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be deleted unless such a deletion would frustrate the intent of the parties with respect to any material aspect of the relationship established hereby, in which case, this Agreement and the licenses and rights granted hereunder shall terminate.

            11.3      Complete Understanding. This Agreement and the Exhibits hereto constitute and express the final, complete and exclusive agreement and understanding between the parties with respect to its subject matter and supersede all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof. No terms of any purchase order or similar document issued by Licensee shall be deemed to add to, delete or modify the terms and conditions of this Agreement. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or part, except by a written instrument signed by the parties.

            11.4      Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions of this Agreement in any other language shall be for accommodation only and shall not be binding on the parties to this Agreement. All communications and notices made or given pursuant to this Agreement, and all documentation and support to be provided, unless otherwise noted, shall be in the English language.

            11.5      Governing Law. This Agreement is made under and shall be governed by and construed under the laws of the State of California, regardless of its choice of laws provisions.

            11.6      Compliance with Laws. The Technology, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Licensee agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export or import the Technology or Product(s) as may be required after delivery to Licensee.

            Licensee shall make reasonable efforts to notify and inform its employees having access to the Technology of Licensee’s obligation to comply with the requirements stated in this Article.

            11.7      Disclaimer of Agency. The relationship created hereby is that of licensor and licensee and the parties hereby acknowledge and agree that nothing herein shall be deemed to constitute Licensee as a franchisee of SUN. Licensee hereby waives the benefit of any state or federal statutes dealing with the establishment and regulation of franchises.

            11.8      Delivery. As soon as practicable after the Effective Date, SUN shall deliver to Licensee one (1) copy of each of the deliverables set forth in Exhibit A. Licensee acknowledges that certain of the deliverables are in various stages of completion and agrees to accept the deliverables as and to the extent completed as of the date of delivery and “AS IS.” In the event any deliverable is already in the possession or custody of Licensee, such item(s) shall, to the extent used in connection with the rights granted in Section 2.0 above, be subject to the terms of this Agreement, notwithstanding any pre-existing agreement or understanding between Licensee and SUN with respect to such items.

            11.9      Assignment and Change in Control. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that SUN may assign this Agreement to a majority-owned subsidiary. However, this Agreement may be assigned to a purchaser of all or substantially all of Licensee’s assets, provided such purchaser agrees in writing to be bound by the terms of this Agreement.

            11.10     Construction. This Agreement has been negotiated by SUN and Licensee and by their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

            11.11     Force Majeure. Except for the obligation to pay money, neither party shall be liable to the other party for non-performance of this Agreement, if the non-performance is caused by events or conditions beyond that party’s control and the party gives prompt notice under Section 11.1 and makes all reasonable efforts to perform.

            11.12     Exhibits.

            The following are included herein by reference as integral parts of this Agreement:

  Exhibit A -Description of Technology and Documentation
  Exhibit B -Description of Licensee Product(s)
  Exhibit C -Schedule of Fees and Royalties
  Exhibit D -Advertising and Promotion
  Exhibit E -Confidential Disclosure Agreement
  Exhibit F -Document Type Definition
  Exhibit G Trademark License

            11.13     Section References. Any reference contained herein to an article of this agreement shall be meant to refer to all subsections of the article.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SUN:		Licensee:

Sun Microsystems, Inc.:

By:	/s/ Eric Schmidt	By:	/s/ WH Jordan

Name:	Eric Schmidt	Name:	WH JORDAN

	(Print or Type)		(Print or Type)

Title:	Vice President	Title:	VP BUSINESS DEVELOPMENT

Date:	Novemeber 7, 1995	Date:	11/7/95

EXHIBIT A

DESCRIPTION OF TECHNOLOGY AND DOCUMENTATION

To the extent that SUN has not already delivered any of the following listed items to Licensee as of the Effective Date of the Agreement to which this Exhibit A is attached, SUN shall deliver each of the following items to Licensee under the terms of the Agreement.

I. Technology: Java Applet Environment—The Java Applet Environment consists of the following source code:

A. All the .java files from the following Java Applet Classes:
java.lang	Language Classes
java.io	Stream I/O
java.net	Networking Classes
java.util	General utilities
java.applet	Applet Classes
java.awt	Abstract Window Toolkit
java.awt.image	Image Handling Classes
java.awt.peer	Implementation Classes for awt
java.misc	Miscellaneous helper classes

B. The source code for the Java Runtime Interpreter, which implements the Java Virtual Machine, consisting of the Shared Part, identified as those files which are in any “share” directory or subdirectory thereof, and the Platform-Dependent Part, identified as other files which are compiled with the “share” files to produce the Runtime Interpreter program.

C. Technology: HotJava Browser—The HotJava Browser consists of the following:

1) All the .java files from the following Java packages:
sun.hotjava sun.hotjava.doc sun.hotjava.misc sun.hot.java.tags sun.hotjava.ui

2) Configuration files for the HotJava Browser properties

SUN may from time to time, modify the description of the HotJava Browser by notifying Licensee.

D. Technology: Compiler—The compiler consists of the following source code:
java.tools.asm	Assembler
java.tools.debug	Debugging Classes
java.tools.java	Parser helper Classes
java.tools.javac	Compiler
java.tools.javadoc	Documentation Generator
java.tools.tree	Parse Tree Classes
java.tools.tty	TTY Access to the Debugger

II. Documentation:

Java Language Specification
Java API Documentation
Java Virtual Machine Specification
HotJava Browser Online Documentation

EXHIBIT B

DESCRIPTION OF LICENSEE PRODUCT(S)

The IDE for Java
The JIT compiler for Java

EXHIBIT C

SCHEDULE OF FEES AND ROYALTIES

1) License Fees: Subject to the provisions of Section 4.1, Licensee shall pay to SUN as a source license fee for the Technology, the nonrefundable sums specified below:

Java Applet Environment (Exhibit A 1A, B):
*****
HotJava Browser (Exhibit A 1 C):
*****
Compiler (Ex A 1 D):
*****

Per Copy and Per Subscription Royalties

            a per copy or per subscription royalty of ***** for Product(s) distributed by or for Licensee with a retail price of *****, and a per copy or per subscription royalty of ***** for Product(s) distributed by or for Licensee with a retail price of less that *****.

As used in this Exhibit C for purposes of calculating Royalties, the term “Product” means any software which includes the Java Virtual Machine and/or the Applet Classes.

Net Revenue Royalties: Notwithstanding the per copy royalties specified above, should Licensee distribute the Product(s) where the fees payable to Licensee are not calculable on a per copy basis, then the royalty for the Product(s) shall be ***** of the Net Revenues received by Licensee for such distribution, or the Per Copy Royalty divided by the Average Selling Price (“ASP”) of the Product(s), multiplied by the Net Revenues received by Licensee for such distribution, whichever is greater. Net Revenues means monies received by Licensee in connection with the distribution of Product(s), exclusive of credits, returns, refunds or rebates paid by Licensee, separately stated shipping and/or handling costs, and taxes (excluding taxes based on Licensee’s net income).

In the event Licensee distributes a Product in conjunction with or bundled with one or more works in a compilation or collective work (“Compilation”), then the amounts payable to SUN hereunder for such Compilation shall be the royalty for the stand-alone Product (as calculated above) multiplied by a fraction in which the numerator is the ASP of the stand-alone Product and the denominator is the ASP of the Compilation.

Upgrade Royalties:

            a royalty of ***** of the Per Copy or Per Subscription Royalties and Net Revenue Royalties specified above for Upgrades to the Product(s) distributed by Licensee, provided that no royalties shall be due for Licensee’s distribution of patches or add-ons to Product(s) which do not incorporate the Technology or any portion thereof.

2) Platforms: (check applicable platforms)

*****	Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

SPARC/Solaris	___________
Win32	___________
MacOS (68K, PowerPC)	___________

Where such versions are not complete as of the Effective Date, the fee covers the first commercial version shipped by SUN for that platform.

3) Support and/or Upgrade Fees: Subject to the provisions of Section 4.2, Licensee shall pay to SUN

            (a) the sum of ***** per year for Upgrades only for WIN and WIN NT platforms and ***** for each additional platform,
-or -
            (b) the sum of ***** per year for Support (as defined in Section 3.2) and Upgrades.

*****	Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

EXHIBIT D

ADVERTISING AND PROMOTION

Advertising and Promotion:

1. Tradeshows, Seminars, Presentations and Demos

Licensee must acknowledge the presence of Technology in its Product(s) at all tradeshows, seminars, presentations, and demos at which Licensee demonstrates such Product(s). Acknowledgment must include the Java Compatibility Logo as supplied by SUN, subject to the Trademark Agreement, Exhibit G.

SUN has the right to demonstrate Licensee Product(s) that incorporate the Technology at any tradeshow, seminar, or presentation as SUN sees fit, without prior approval from Licensee, including the right to use the Licensee name in signage and promotional materials associated with the demonstration. Licensee’s logo’s will be used in accordance with Licensee’s published guidelines for Logo use.

2. Press Announcements

Licensee agrees to support SUN’s press activities, including press announcements, media interviews, and associated media events as reasonably requested.

SUN requires prior review of statements regarding the Technology in press releases produced by Licensee.

EXHIBIT E

Confidential Disclosure Agreement

(to be attached)

EXHIBIT F

DOCUMENT TYPE DEFINITION

In order to ensure interoperability between all Java compliant browsers we need to define the exact notation of applets in HTML documents. The format of the APPLET tag is chosen to be implementation language independent and SGML compliant. SGML compliance is important if the APPLET tag is to be accepted as part of the HTML standard in the future.

Example:
<applet codebase="http://java.sun.com/people/avh/classes" code="Bounceltem.java" width=400 height=300>
</applet>

The applet tag has the following attributes:

CODEBASE	The base url of the applet. The applet’s code is located relative to this URL. If this attribute is not specified, it defaults to the document’s URL.
CODE	The file in which the applet is located. This file is relative to base url of the applet, It cannot be absolute.
ALT	Alternate text which can be displayed by text only browsers.
NAME	The symbolic name of the applet. This name can be used by applets in the same page to locate each other.
WIDTH	Required attribute which specifies the initial width of the applet in pixels.
HEIGHT	Required attribute which specifies the initial height of the applet in pixels.
ALIGN	The alignment of the applet, similar to the img tag.
VSPACE	The vertical space around the applet, similar to the img tag.
HSPACE	The horizontal space around the applet, similar to the img tag.

Note that the position of the applet in the page is determined by the width, height, align, vspace and hspace attributes just like the img tag.

Applets can access the above attributes using the getParameter() method call defined in the Applet class. All attribute/parameter names are automatically folded to lower case. Applets that require parameters in addition to the predefined ones need to use the param tag. It is unfortunately not legal in SGML for a tag to have an arbitrary list of attributes. That is why you have to name additional applet parameters explicitly using the PARAM tag. For example:

<applet code="Dateltem.class" alt="The Date" width=200 height=40>
<param name="speaker" value="avh">
<param name="translator" value="DutchTime">
</applet>

In addition to the ALT tag you can include additional text and markup before the applet end tag. Java compliant browsers will ignore this text, but browsers that do not understand the applet tag will display it instead of the applet. For example:

<applet codebase=classes code=lmageLoop.class width=100 height=100>
<param name=imgs value="images/duke">

If you were using a Java enabled browser, you would see an animation instead of this static image.
<p>
<img src=images/duke/T1.gif">
</applet>

Below is the formal SGML DTD for the APPLET and PARAM tags.

<!ELEMENT APPLET – – (PARAM*, (%text;)*)>
<!ATTLIST APPLET
CODEBASE CDATA #IMPLIED	--code base--
CODE CDATA #REQUIRED	--code file--
ALT CDATA #IMPLIED	--alternative string--
NAME CDATA #IMPLIED	--the applet name--
HEIGHT NUMBER #REQUIRED
ALIGN(left|right|top|texttop|middle|absmiddle|baseline|bottom|absbottom) baseline
VSPACE NUMBER #IMPLIED
HSPACE NUMBER #IMPLIED

>

<!ELEMENT PARAM - O EMPTY>
<!ATTLIST PARAM
NAME NAME #REQUIRED	--The name of the parameter--
VALUE CDATA #IMPLIED	--The value of the parameter--

>

EXHIBIT G

TRADEMARK LICENSE

JAVA-Compatible Logo
HOTJAVA-Compatible Logo

LICENSOR
SUN MICROSYSTEMS, INC.
2550 Garcia Avenue
Mountain View, CA 94303
U.S.A.
(415) 960-1300

LlCENSEE
BORLAND INTERNATIONAL, INC.
100 Borland Way
Scotts Valley, California 95066

TRADEMARK LICENSE

The following terms and conditions governing Java and HotJava compatibility branding and trademarks generally (“License”) are incorporated by reference into the Technology License and Distribution Agreement (“TLDA”) between Sun and Licensee, attached hereto. Where this License is more specific than or inconsistent with the TLDA, the terms of this License shall govern. Otherwise, the TLDA shall apply. The parties agree that:

1.   DEFINITIONS

            1.1       “Branded Product” means all online software or tangible copies or units of any version of Licensee’s Products being distributed in association with any Compatibility Logo.

            1.2       “Compatibility Logo” means the Java-compatible or HotJava-compatible logo, whichever is applicable to Licensee’s Products, supplied by Sun to Licensee from time-to-time. The current versions of the logos are depicted at the end of this License.

            1.3       “Licensee’s Products” means only the products described in Exhibit B of the TLDA.

2.   GRANT OF LICENSE

Sun grants to Licensee a non-exclusive, non-transferable, personal, paid-up, royalty-free license, within the Territory in Section 3, to use the applicable Compatibility Logo (“License”) as provided herein with respect to each of Licensee’s Products that fully meet the certification requirements of Section 4. Licensee is granted no other right, title, or license to the Compatibility Logos or any other Sun trademark, and is specifically granted no right or license to sublicense the Compatibility Logos or any other Sun trademarks. This License shall apply and pass through to Licensee’s distributors who distribute Licensee’s Products under Licensee’s name and as transferred by Licensee (i.e., without any modifications to the Product, product packaging, documentation or other materials) (“Distributors”). Licensee shall provide notice of this License to and enforce its terms with Distributors. Sun shall be entitled to enforce the terms of this License directly against any Distributor in the event Licensee fails to do so. All subsequent references herein to “Licensee” shall include and apply to “Distributors”. This License shall not apply to any distributor that does not distribute Licensee’s Products under Licensee’s name.

3.   TERRITORY

Licensee shall not use any Compatibility Logo on or in Licensee’s Products distributed via tangible media (e.g., CD or diskettes) or on any other tangible materials (e.g., user documentation) in countries other than those listed below (“Territory”), unless Sun expressly agrees in writing beforehand to extend the Territory (which Sun may refuse to do in its sole discretion). This territorial restriction shall not apply to on-line distribution of Licensee’s Products over the Internet. Licensee shall pay all costs, including fees for legal services, registrations, recordals, and foreign language translations associated with any extension of the Territory requested by Licensee. Sun may eliminate any country from the Territory if it determines in its sole judgment that use or continued use of the Compatibility Logos in such country may subject Sun or any third party to legal liability, or may jeopardize the Compatibility Logos or any Sun trademark in that or any other country. In such event, Licensee shall promptly cease all use of the Compatibility Logos in such countries upon written notice from Sun.

Australia
Austria
Belgium
Benin
Netherlands
Luxembourg
Brazil

Burkino Faso
Cameroon
Canada
Cen. African Rep.
Chad
Chile
China (P.R.C.)
Columbia
Congo
Czech Repub.
Denmark
Egypt
France
Gabon
Germany
Greece
Guinea
Hong Kong
Hungary
India
Indonesia
Israel
Italy
Ivory Coast
Japan
Mali
Malaysia
Mauritania
Mexico
New Zealand
Niger
Norway
Philippines
Portugal
Russia
Senegal
Singapore
South Korea
Spain
Sweden
Switzerland
Taiwan
Thailand
Togo
Turkey
Ukraine
UAE
U.K.
United States
Venezuela

4.   CERTIFICATION

License applies only to versions of Licensee’s Products that have successfully passed the compatibility Test Suites provided by Sun to Licensee pursuant to the TLDA, and which otherwise fully comply with all other compatibility and certification requirements of the TLDA. Upon thirty (30)

days written notice by Sun no more than two (2) times per calendar year, Licensee shall permit Sun to inspect and test any Branded Products at a mutually-agreeable location to ensure that they meet the compatibility requirements of the TLDA. Upon request by Sun, Licensee shall promptly make any modifications to any version of a Branded Product necessary for it to meet such compatibility requirements.

5.   LOGO AND TRADEMARK USAGE

Licensee shall use the Compatibility Logos only as specified in any guidelines or policies made by Sun concerning the appearance, placement or use of the Compatibility Logos (“Logo Guidelines”), including those set forth in Exhibit D of the TLDA. Licensee shall: (i) use only approved logo artwork provided by Sun, (ii) for tangible media, display the Compatibility Logos on external product packaging, documentation, and media (disk, CD-ROM, tape, etc.); (iii) for online versions of Licensee’s Product, display Compatibility Logos on web pages featuring information about the Product in gifs that point to the current Sun Java page (http://java.sun.com) via hypertext link; (iv) for both tangible-media and online versions, display Compatibility Logos on “splashscreens” appearing upon launch of Licensee’s Product, if any, and in general product information screens (e.g., “About”, “Help”, “Info”); (v) display the Compatibility Logos on tangible marketing collateral featuring Licensee’s Products, including advertisements and datasheets; and (vi) not display Compatibility Logos more prominently or larger than Licensee’s company name/logo and product name/logo, wherever displayed.

Licensee shall comply with the current versions of the Sun Trademark & Logo Policies and the Java/HotJava Trademark Guidelines [http://java.sun.com/tm_guidelines.html], including but not limited to using the Java and HotJava marks as adjectives followed by generic descriptors, marking the Java/HotJava marks with ™ symbols, and attributing the Java/HotJava marks as trademarks of Sun Microsystems, Inc. in a legend on packaging, splashscreens, web page, and other collateral and materials. Licensee may not include any Sun trademark (e.g., Sun, Java, HotJava, Solaris, etc.) in Licensee’s company, business or subsidiary names, or in the name of any of Licensee’s products, technologies, or web pages. Licensee shall promptly modify any usage and any material that does not conform to the Logo Guidelines, the Sun Trademark & Logo Policies, or the Java/HotJava Trademark Guidelines upon notice from Sun specifying the non-conformance. Licensee shall notify its distributors and customers of any such non-conformance as to materials or products already distributed, as may be reasonably requested by Sun.

6.   PROTECTION OF TRADEMARKS AND LOGOS

Sun is the sole owner of the Compatibility Logos (including the marks depicted therein) and all goodwill associated therewith. Licensee’s use of the Compatibility Logos inures solely to the benefit of Sun. Licensee shall not do anything that might harm the reputation or goodwill of the Compatibility Logo. Licensee shall not challenge Sun’s rights in or attempt to register the Compatibility Logo, or any other name or mark owned by Sun or substantially similar thereto. Licensee shall take no action inconsistent with Sun’s rights in the Compatibility Logo. If it at any time Licensee acquires any rights in, or registrations or applications for, the Compatibility Logo by operation of law or otherwise, it will immediately upon request by Sun and at no expense to Sun, assign such rights, registrations, or applications to Sun, along with any and all associated goodwill. Licensee shall assist Sun to the extent reasonably necessary to protect and maintain the Compatibility Logo worldwide, including but not limited to giving prompt notice to Sun of any known or potential infringement of the Compatibility Logo, and cooperating with Sun in the preparation and execution of any documents necessary to record this License as may be required by the laws or rules of any country. Sun may at its option commence, prosecute or defend any action or claim concerning the Compatibility Logo in the name of Sun or Licensee, or join Licensee as a party thereto. Sun shall have the right to control any such litigation. Licensee shall not commence any action regarding the Compatibility Logo. Sun shall reimburse Licensee for the reasonable costs associated with providing such assistance, except to the extent that any such costs result from a breach of the License by Licensee.

7.   DISCLAIMER OF WARRANTIES

SUN MAKES NO WARRANTIES OF ANY KIND RESPECTING THE COMPATIBILITY LOGO, INCLUDING THE VALIDITY OF SUN’S RIGHTS IN THE COMPATIBILITY LOGO IN ANY COUNTRY, AND DISCLAIMS ANY AND ALL WARRANTIES THAT MIGHT OTHERWISE BE IMPLIED BY APPLICABLE LAW, INCLUDING WARRANTIES AGAINST INFRINGEMENT OF THIRD PARTY TRADEMARKS.

8.   LIMITATION OF LlABILITY.

IN NO EVENT SHALL SUN BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS) ARISING FROM OR RELATED TO LICENSEE’S USE OF THE COMPATIBILITY LOGO, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.   TERM AND TERMINATION

The term of this License shall be for the same term as the TLDA, unless earlier terminated as provided herein. Those rights and obligations that by their nature extend beyond the term of this License, including those in Sections 6, 7, 8, 9, and 10, shall survive any termination or expiration of this License. Upon termination or expiration, Licensee shall immediately cease all use of the Compatibility Logo. This License may be terminated: (i) by either party for breach of any material provision of the TLDA or this License which goes unremedied more than thirty days after giving notice of such breach; (ii) by Sun immediately upon notice to Licensee if Sun determines in its judgment that any Branded Product is being, or may imminently be, used in High Risk Activities as defined in the TLDA; (iii) by Sun immediately upon notice to Licensee if any government agency or court finds that any Branded Product is materially defective in any manner; or (iv) by Sun immediately upon notice to Licensee if Sun determines in its sole judgment that any actual adverse publicity concerning Licensee or any Branded Product may materially affect SUN’s trademark rights or the Compatibility Logo.

10.  DISPUTE RESOLUTION

Any action relating to this Agreement will be governed by the law of California, U.S.A., notwithstanding the contrary application of the choice of law rules of any jurisdiction or country. The parties hereby submit exclusively to the personal jurisdiction and venue of the United States District Court for the Northern District of California and the California Superior Court of the County of Santa Clara. The parties agree that a material breach of the obligations in Sections 2, 3, 4, 5 and 6 of this Agreement is likely to cause irreparable harm such that, upon an adequate showing of material breach and without further proof of irreparable harm other than this acknowledgement, the injured party shall be entitled to a temporary restraining order or preliminary or permanent injunction. The prevailing party in any action for breach of or to enforce or interpret this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and expert witness fees incurred therein. The court shall determine the prevailing party.

IN WITNESS WHEREOF, the parties hereby execute this Agreement through the authorized representatives whose names appear below.

SUN MICROSYSTEMS, INC.		LICENSEE

By:	/s/ Eric Schmidt	By:	/s/ WH Jordan

Name:	Eric Schmidt	Name:	WH JORDAN

	(Print or Type)		(Print or Type)

Title:	Vice President	Title:	VP BUSINESS DEVELOPMENT

Date:	Novemeber 7, 1995	Date:	11/7/95

COMPATIBILITY LOGOS LICENSED HEREUNDER